Exhibit 99.1

Sports Ventures Acquisition Corp. Announces Liquidation

Bal Harbour, FL, Dec. 21, 2022 (GLOBE NEWSWIRE) -- Sports Ventures Acquisition Corp. (NASDAQ: AKIC) (the “Company”) announced today that, due to its inability to consummate an initial business combination within the time period required by its amended and restated memorandum and articles of association (the “Charter”), the Company intends to dissolve and liquidate in accordance with the provisions of its Charter and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.12.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed by December 29, 2022.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding Class B common stock issued prior to the Company’s initial public offering and the Class A ordinary shares contained in the units issued in a private placement concurrent with the initial public offering.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Daniel Strauss

Sports Ventures Acquisition Corp.

786-650-0074

contact@sportsventuresacq.com